Exhibit 99.1
4925 Greenville Avenue, 14th Floor • Dallas, Texas 75206 • Telephone: 214/692-9211 • Fax: 214/692-5055

Contact:	Bob G. Alexander
Philip D. Devlin
Randall D. Cooley
FOR IMMEDIATE RELEASE
(OTC BULLETIN BOARD: NEGI)
NATIONAL ENERGY GROUP SPECIAL COMMITTEE RESPONDS TO AMERICAN REAL ESTATE PARTNERS BUYOUT PROPOSAL
DALLAS, TX — October 10, 2005 — National Energy Group, Inc. (OTC Bulletin Board: NEGI) (the “Company”) today provided an update on its previously disclosed board special committee process, which was initiated to review the July 8, 2005 proposal from American Real Estate Partners, L.P. (“AREP”), the beneficial holder of 50.1% of the Company’s outstanding shares, regarding a transaction pursuant to which the existing shareholders of the Company, other than AREP, would receive $3.00 in cash in respect of each of their shares of the Company’s common stock. By letter dated today, the special committee has notified AREP and the Company’s board of directors of its determination that, based on a thorough review of the proposal by the special committee and its financial and legal advisors, the proposal is inadequate from a financial point of view to the Company’s minority shareholders. During the special committee’s evaluation of the cash proposal and its related discussions with AREP, the special committee also examined an alternative proposal under which the Company’s minority stockholders would be allocated a 2% interest in the pre-IPO equity of a company to be formed for the purpose of owning all or a portion of the assets of NEG Holdings LLC, National Onshore, L.P. (formerly known as Trans Texas Gas Company) and Panaco, Inc. The special committee’s letter also indicates that the committee has determined that the alternative approach is also inadequate from a financial point of view to the Company’s minority shareholders. The special committee has indicated in its letter that it is willing to consider any amended proposal that AREP might put forward.
National Energy Group, Inc. (OTC Bulletin Board: NEGI) is a Dallas, Texas based company.
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company’s periodic reports filed with the Securities and Exchange Commission.
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